                       SALOMON SMITH BARNEY HOLDINGS INC.


                                       and


                          CITIBANK, N.A., Warrant Agent


                                       and


                     SMITH BARNEY INC., Determination Agent



                            -------------------------



                                WARRANT AGREEMENT



                            dated as of July 22, 1998






                             1,100,000 Call Warrants
                             on the 1998 TEN + Index
                             Expiring July 17, 2000

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I  ISSUANCE OF WARRANTS AND FORM, EXECUTION,
               DELIVERY AND REGISTRATION OF WARRANTS ......................  1

   SECTION 1.01.  Issuance of Warrants ....................................  1
   SECTION 1.02.  Form, Execution and Delivery of Warrant Certificates ....  2
   SECTION 1.03.  Mutilated or Missing Warrant Certificates ...............  4

ARTICLE II  DURATION AND EXERCISE OF WARRANTS .............................  4

   SECTION 2.01.  Duration of Warrants; Exercise Notice ...................  4
   SECTION 2.02.  Exercise and Delivery of Warrants .......................  5
   SECTION 2.03.  Market Disruption Events ................................ 10
   SECTION 2.04.  Extraordinary Events .................................... 11
   SECTION 2.05.  Cancellation of Warrants ................................ 12
   SECTION 2.06.  Extension Events ........................................ 14
   SECTION 2.07.  Delisting of Warrants ................................... 15
   SECTION 2.08.  Automatic Exercise of Warrants .......................... 15
   SECTION 2.09.  Maximum Number of Exercisable Warrants .................. 16
   SECTION 2.10.  Covenant of the Company ................................. 16
   SECTION 2.11.  Return of Money Held Unclaimed for Two Years ............ 17
   SECTION 2.12.  Return of Global Warrant Certificate .................... 17

ARTICLE III  OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDERS ........ 17

   SECTION 3.01.  Warrantholder of Warrant May Enforce Rights ............. 17
   SECTION 3.02. Merger, Consolidation, Sale, Transfer or Conveyance ...... 17

ARTICLE IV  WARRANTS ACQUIRED BY THE COMPANY; PAYMENT OF TAXES ............ 18

   SECTION 4.01.  Warrants Acquired by the Company ........................ 18
   SECTION 4.02.  Payment of Taxes ........................................ 18

ARTICLE V  CONCERNING THE WARRANT AGENT ................................... 18

   SECTION 5.01.  Warrant Agent ........................................... 18
   SECTION 5.02.  Conditions of Warrant Agent's Obligations ............... 19
   SECTION 5.03.  Resignation and Appointment of Successor ................ 20

ARTICLE VI  MISCELLANEOUS ................................................. 21

   SECTION 6.01.  Amendment ............................................... 21
   SECTION 6.02.  Successor Index ......................................... 22
   SECTION 6.03.  Notices and Demands to the Company, the Warrant
                  Agent and the Determination Agent ....................... 22
   SECTION 6.04.  Addresses for Notices ................................... 22
   SECTION 6.05.  Notices to Holders ...................................... 22
   SECTION 6.06.  Obtaining of Approvals .................................. 23
   SECTION 6.07.  Persons Having Rights Under This Agreement .............. 23
   SECTION 6.08.  Inspection of Agreement ................................. 23
   SECTION 6.09.  Headings ................................................ 23
   SECTION 6.10.  Counterparts ............................................ 23
   SECTION 6.11.  Applicable Law .......................................... 23

   TESTIMONIUM ............................................................ 24

   SIGNATURES ............................................................. 24


EXHIBIT A  -     Form of Global Warrant Certificate

EXHIBIT B  -     Exercise Notice

EXHIBIT C  -     Confirmation of Exercise

EXHIBIT D  -     Notice of Rejection Relating to Limit Option

                  WARRANT AGREEMENT, dated as of July 22, 1998, among SALOMON SMITH BARNEY HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America (the "Warrant Agent"), and SMITH BARNEY INC., a corporation organized and existing under the laws of the State of Delaware (the "Determination Agent").

                  WHEREAS the Company proposes to sell warrants (the "Warrants" or, individually, a "Warrant") representing the right to receive from the Company the amount, if any, in U.S. dollars determined by reference to increases in the value of the of 1998 TEN+ Index (the "Index") on the terms and conditions set forth in this Agreement; and

                  WHEREAS the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer and exercise of the Warrants, and the Company desires to set forth herein, among other things, the provisions of the Warrants and the terms and conditions on which they may be issued, transferred, exercised and canceled;

                  NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                         ISSUANCE OF WARRANTS AND FORM,
                      EXECUTION, DELIVERY AND REGISTRATION
                                   OF WARRANTS

                  SECTION 1.01. Issuance of Warrants. (a) The Warrants will constitute direct, unconditional and unsecured obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt.

                  (b) The Warrants will be issued in book-entry form and represented by one or more global certificates (each a "Global Warrant Certificate"). Each Warrant shall represent the right, subject to the provisions contained herein, to receive the Cash Settlement Value (as defined herein) of such Warrant upon exercise. In no event shall a registered or beneficial holder of a Warrant (each a "Warrantholder") be entitled to receive any interest on any Cash Settlement Value. A Warrant will not require or entitle a Warrantholder to receive any of the underlying stocks comprising the Index (the "Underlying Shares") from the Company. The Company shall not be under any obligation to, nor will it, sell the Underlying Shares to, or purchase or take delivery of any such Underlying Share from, Warrantholders in connection with the exercise of any Warrants.

                  (c) Warrantholders shall not be entitled to hold Warrants in certificated form through CEDEL or Euroclear (as such terms are defined herein).

                  SECTION 1.02. Form, Execution and Delivery of Warrant Certificates. (a) Each Global Warrant Certificate shall be evidenced by a certificate in registered form substantially in the form set forth in Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may represent any number of whole Warrants. Each Global Warrant Certificate may have imprinted or otherwise reproduced thereon such letters, numbers or other marks of identification or designation and such legends or endorsements as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and which are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto, or with any rule or regulation of any stock exchange on which the Warrants may be listed, or of the Depository (as defined herein), or to conform to usage.

                  (b) The Warrant Agent is authorized, upon receipt of a Global Warrant Certificate from the Company, duly executed on behalf of the Company, and a written order from the Company, to countersign such Global Warrant Certificate. The Global Warrant Certificate shall be manually countersigned and dated the date of its countersignature by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall deliver the Global Warrant Certificate to or upon the order of the Company. One or more Global Warrant Certificates may be executed by the Company and delivered to the Warrant Agent on or after the date of execution of this Agreement; provided that only one Global Warrant Certificate shall be outstanding at any one time.

                  The Company reserves the right to issue, from time to time after the date of execution of this Agreement, additional Warrants, and in connection therewith the Global Warrant Certificate may be exchanged for a new Global Warrant Certificate to reflect the issuance by the Company of such additional Warrants. To effect such an exchange the Company shall deliver to the Warrant Agent a new Global Warrant Certificate duly executed on behalf of the Company and a written instruction as provided in Section 1.02. The Warrant Agent shall authenticate the new Global Warrant Certificate as provided in this Section and shall deliver the new Global Warrant Certificate to the Depository in exchange for, and upon receipt of, the Global Warrant Certificate then held by the Depository. The Warrant Agent shall cancel the Global Warrant Certificate delivered to it by the Depository, destroy such Global Warrant Certificate and provide a certificate of destruction to the Company.

                  (c) In case any officer of the Company who shall have signed a Global Warrant Certificate, either manually or by facsimile signature, shall cease to be such officer before such Global Warrant Certificate shall have been countersigned and delivered by the Warrant Agent to the Company or delivered by the Company, such Global Warrant Certificate nevertheless may be countersigned and delivered as though the person who signed such Global Warrant Certificate had not ceased to be such officer of the Company; and the Global Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Global Warrant Certificate, shall be a proper officer of the Company to sign such Global Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

                  (d) The Global Warrant Certificate will initially be registered in the name of a nominee of The Depository Trust Company (the "Depository", which term, as used herein, includes any successor securities depository selected by the Company). The Warrant holdings of the Depository participants (the "Participants") will be recorded on the books of the Depository. The holdings of customers of the Participants and the identity of the Warrantholders will be reflected on the books and records of such Participants and will not be known to the Warrant Agent, the Company, the Determination Agent or the Depository. The Global Warrant Certificate will be held by the Depository or its agent.

                  The Company may from time to time select a new entity to act as Depository with respect to the Warrants and, if such selection is made, the Company shall promptly give the Warrant Agent written notice to such effect identifying the new Depository, and the Global Warrant Certificate shall be delivered to the Warrant Agent and shall be transferred to the new Depository as provided below as promptly as possible. Appropriate changes may be made in the forms of the Global Warrant Certificate, the Exercise Notice (as defined herein) and the related notices to be delivered in connection with an exercise to reflect the selection of the new Depository.

                  (e) Except as otherwise provided herein or in the Global Warrant Certificate, the Warrant Agent shall from time to time register the transfer of the Global Warrant Certificate in its records (which may be maintained electronically), subject to such reasonable regulations as the Company or the Warrant Agent may prescribe, only to the Depository, to another nominee of the Depository, to a successor Depository or to a nominee of a successor Depository, upon surrender of such Global Warrant Certificate, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent and the Company, duly executed by the registered holder thereof or by the duly appointed legal representative thereof, or by its duly authorized attorney, such signature to be guaranteed by a bank or trust company with a correspondent office in The City of New York or by a member of a national securities exchange. Upon any such registration of transfer, a new Global Warrant Certificate shall be issued to the transferee and the surrendered Global Warrant Certificate shall be canceled by the Warrant Agent.

                  The Global Warrant Certificate may be transferred as provided above at the option of the holder thereof, when surrendered to the Warrant Agent's Office, or at the office of any successor Warrant Agent (as provided in Section 5.03), for another Global Warrant Certificate of like tenor and representing an equal number of unexercised Warrants.

                  (f) Except as provided in Section 1.03, no service charge shall be made for any registration of transfer or exchange of Global Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Global Warrant Certificates, other than exchanges pursuant to this Section 1.02 not involving any transfer.

                  SECTION 1.03. Mutilated or Missing Warrant Certificates. (a) If any Global Warrant Certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of the Global Warrant Certificate lost, stolen or destroyed, a new Global Warrant Certificate of like tenor and representing an equal number of unexercised Warrants, bearing an identification number not contemporaneously outstanding, but only (in case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Global Warrant Certificate, written direction from the Company, and security or indemnity, if requested, also satisfactory to them. Applicants for such substitute Global Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

                  (b) In case all of the Warrants evidenced by any such mutilated, lost, stolen or destroyed Global Warrant Certificate have been or are about to be exercised, or deemed to be exercised, the Company in its absolute discretion may, instead of issuing a new Global Warrant Certificate, direct the Warrant Agent in writing to treat the same as if it had received an Exercise Notice in proper form in respect thereof, as provided herein, or as being subject to automatic exercise (pursuant to Section 2.08) , as the case may be.

                  (c) Each new Global Warrant Certificate issued pursuant to this Section 1.03 in lieu of any lost, stolen or destroyed Global Warrant Certificate shall be an original, additional contractual obligation of the Company, whether or not, the lost, stolen or destroyed Global Warrant Certificate, shall at any time be enforceable by anyone, and shall be entitled to the same benefits under this Agreement equally and proportionately with any and all other Global Warrant Certificates duly issued hereunder.

                  (d) Upon the issuance of any new Global Warrant Certificate in accordance with this Section 1.03, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent and the reasonable fee of its counsel) connected therewith.

                  (e) The provisions of this Section 1.03 are exclusive and shall preclude (to the extent lawful) any other rights and remedies with respect to the replacement or payment of mutilated, lost, stolen or destroyed Global Warrant Certificates.


                                   ARTICLE II

                        DURATION AND EXERCISE OF WARRANTS


                  SECTION 2.01. Duration of Warrants; Exercise Notice. Subject to the limitations set forth herein and in Section 2.08, each Warrant may be irrevocably exercised in whole but not in part, at or prior to 3:00 p.m., New York City time, on any Business Day from August 5, 1998 until 3:00 p.m., New York City time, on the earlier of (i) the fourth Business Day immediately preceding July 17, 2000 (the "Expiration Date") and (ii) the Delisting Date (as defined herein), if any. Except in the event of automatic exercise, each Warrant shall be irrevocably exercised upon receipt by the Warrant Agent of such Warrant delivered free on the records of the Depository to the Warrant Agent's Depository Participant Account (entitled Citibank, N.A. Corporate Trust Warrant Agent Account, No. 2659, or such other account at the Depository as the Warrant Agent shall designate in writing to the Company) (the "Warrant Account") pursuant to an Exercise Notice to the Warrant Agent from a Participant, in the case of Warrants held through the facilities of the Depository, CEDEL, in the case of Warrants held through CEDEL, or a Euroclear participant, in the case of Warrants held through Euroclear, acting, directly or indirectly, on behalf of the Warrantholder; provided, however, that Exercise Notices are subject to rejection by the Warrant Agent as provided herein. An Exercise Notice shall be unconditional. Except as provided in Section 2.02(b), the Warrant Agent shall be entitled, with no duty of inquiry, to rely conclusively on any Exercise Notice received by it. "Exercise Notice" means an irrevocable exercise notice to the Warrant Agent at its address, which notice shall be substantially in the form set forth in Exhibit B hereto or such other form as the Company and the Warrant Agent may approve and may be given by facsimile transmission. For purposes of this Agreement, "Business Day" means any day other than a Saturday or Sunday or a day on which either the Chicago Board Options Exchange (the "CBOE") is not open for securities trading or commercial banks in New York City are required or authorized by law or executive order to remain closed.

                  SECTION 2.02. Exercise and Delivery of Warrants. (a) Except for Warrants subject to automatic exercise or held through the facilities of CEDEL or Euroclear, and subject to the Limit Option, the "Exercise Date" for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 3:00 P.M., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 3:00 P.M., New York City time, on a Business Day, then the Business Day next succeeding such Business Day. In the case of Warrants held through the facilities of CEDEL or Euroclear, except for Warrants subject to automatic exercise, and subject to the Limit Option, the "Exercise Date" for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 P.M., New York City time, on such day; provided that the Warrant is received by the Warrant Agent by 3:00 P.M., New York City time, on the Valuation Date (as defined below), or (ii) if the Warrant Agent receives such Exercise Notice after 3:00 P.M., New York City time, on a Business Day, then the Business Day next succeeding such Business Day; provided that the Warrant is received by 3:00 P.M., New York City time, on the Valuation Date relating to exercises of Warrants on such succeeding Business Day. In the event that a Warrant is received after 3:00 P.M., New York City time, on the Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a Business Day, the next succeeding Business Day. In the case of Warrants held through the facilities of Euroclear, (a) participants must also transmit, by facsimile, to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 3:00 P.M., New York City time, on the desired Exercise Date and (b) Euroclear must confirm (a "Euroclear Confirmation") by telex to the Warrant Agent by 9:00 A.M., New York City time, on the Valuation Date that the Warrants will be received by the Warrant Agent on such date; provided that if such telex communication is received after 9:00 A.M., New York City time, on the Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

                  The "Valuation Date" for a Warrant will be the first Business Day following the Exercise Date, subject to postponement as a result of the exercise of a number of Warrants exceeding the limits on exercise described in
Section 2.09 or pursuant to Section 2.06.

                  (b) The Warrant Agent shall, in the case of Warrants other than those held through CEDEL or Euroclear, following receipt of proper delivery of a Warrant in accordance with Section 2.02(a), accompanied by a completed Exercise Notice, and, in the case of Warrants held through CEDEL or Euroclear, following receipt of proper delivery of a completed Exercise Notice in accordance with Section 2.02(a):

                  (i) promptly (1) for Warrants not held through CEDEL or Euroclear, determine whether such Exercise Notice has been duly completed and is in proper form and (2) for Warrants held through CEDEL or Euroclear, determine whether such Exercise Notice has been duly completed and is in proper form duly executed by CEDEL or the Euroclear participant tendering such Warrant, as applicable; and, in either case, if the Warrant Agent determines that the Exercise Notice has not been duly completed or is not in proper form, the Warrant Agent promptly shall (X) reject such Exercise Notice and shall send to the entity that executed such Exercise Notice a notice of rejection substantially in the form set forth in Exhibit C hereto and shall redeliver such Warrants (to the extent received in the case of Warrants held through CEDEL or Euroclear) free through the facilities of the Depository to the account from which they were transferred to the Warrant Agent and (Y) shall not take the actions required by clauses (ii)-(ix) below with respect to such Exercise Notice or the related Warrants; provided, however, that the Warrant Agent shall deliver a copy of the Exercise Notice relating to such Warrants to the Company as required by Section 2.02(b)(ix) below and the Company may waive any defect in the form of such Exercise Notice;

                  (ii) with respect to each Warrant held through Euroclear for which an Exercise Notice was received, promptly telephone Euroclear to determine whether Euroclear anticipates that it will be able to provide a Euroclear Confirmation as required by Section 2.02(a);

                  (iii) notify the Company and the Determination Agent (and such other parties (not to exceed two) as the Company shall designate in writing) by 5:00 p.m., New York City time, on the Business Day that such Exercise Notice has been received (or shall be deemed to have been received) of (A) the total number of Warrants covered by such Exercise Notice, (B) the number of such Warrants subject to the Limit Option (as defined in Section 2.02(f)), (C) the number of such Warrants not subject to the Limit Option and (D) the number of such Warrants, if any, as to which Euroclear has not advised the Warrant Agent that it anticipates being able to provide a Euroclear Confirmation as required by
Section 2.02(a);

                  (iv) with respect to Warrants held through Euroclear, determine whether the Warrant Agent has received by 9:00 a.m., New York City time, on the Valuation Date relating to such Warrants, Euroclear Confirmations with respect to such Warrants as required by Section 2.02(a), and if the Warrant Agent has not received any such Euroclear Confirmation by such time, notify the Company (and such other parties (not to exceed two) as the Company shall designate in writing) by 10:00 a.m., New York City time, on such Valuation Date of the number of such Warrants in respect of which the Warrant Agent has not received such Euroclear Confirmations and (except to the extent the Company has notified the Warrant Agent that it has waived the requirement of timely delivery of such Euroclear Confirmation) send to the Euroclear participant that executed such Exercise Notice for which no related Euroclear Confirmation was received (at the address specified in such notice) a notice of rejection substantially in the form set forth in Exhibit C hereto;

                  (v) if any of the Warrants covered by such Exercise Notice constitute Warrants subject to the Limit Option, the Warrant Agent shall, by 5:00 p.m., New York City time, on the first Business Day following the Exercise Date for such Warrants, (A) obtain from the Determination Agent the Spot Index Value (as defined herein) for such Warrants for the Business Day that, but for the provisions of Section 2.02(f), would be the Valuation Date for such Warrants, (B) determine in accordance with Section 2.02(f) whether such Warrants will be subject to exercise after giving effect to the Limit Option and, if such Warrants will not be subject to exercise, send to the Participant that submitted such Exercise Notice a notice of rejection substantially in the form set forth in Exhibit D hereto with respect to such Warrants and (to the extent received in the case of Warrants held through CEDEL and Euroclear), redeliver the Warrants free through the facilities of the Depository to the account of such Participant and (C) notify the Company and the Determination Agent as to whether such Warrants will be subject to exercise;

                  (vi) by 5:00 p.m., New York City time, on the Exercise Date for such Warrants, (A) determine the sum of (1) the number of such Warrants not subject to the Limit Option (i.e., the number of Warrants determined pursuant to clause (iii)(C) above) plus (2) the number of such Warrants with respect to which the Limit Option has been elected but that, notwithstanding such election, will be subject to exercise (i.e., the number of Warrants so identified pursuant to clause (v)(B) above) (all of such Warrants determined pursuant to (1) and
(2), the "Exercised Warrants") and (B) notify the Company and the Determination Agent of the total number of Exercised Warrants so determined (if such number is zero, the Warrant Agent shall not take the actions required by clauses (vii) and
(viii) with respect to such Exercise Notice or the related Warrants);

                  (vii) obtain from the Determination Agent the calculation of the Cash Settlement Value of the Exercised Warrants (excluding any Warrants held through CEDEL or Euroclear as to which timely delivery of the related Warrant has not been made) as of their Valuation Date in the manner set forth in Section 2.02(c) by no later than 3:00 p.m., New York City time, on the Business Day next succeeding the Valuation Date;

                  (viii) notify the Company (and such other parties (not to exceed two) as the Company shall designate in writing) by 5:00 p.m., New York City time, on the Business Day next succeeding the Valuation Date of the Cash Settlement Value payable in respect of the Exercised Warrants, and send notices of confirmation substantially in the form included in Exhibit C to the appropriate Participant specifying therein the reference number assigned by the Warrant Agent to each accepted Exercise Notice; and

                  (ix) promptly deliver a copy of each Exercise Notice to the Company and advise the Company of such other matters relating to the Exercised Warrants as the Company shall reasonably request. Any notice to be given to the Company by the Warrant Agent pursuant to this Section 2.02 shall be by telephone (promptly confirmed in writing) or telecopy.

                  Except in the case of Warrants subject to automatic exercise, if on any Valuation Date the Cash Settlement Value for any Warrants then exercised would be zero, then the attempted exercise of such Warrants shall be void and of no effect and the Warrants shall be transferred by the Warrant Agent back to the Participant (including CEDEL and Euroclear) that submitted them free to the Warrant Agent on the records of the Depository (to the extent received in the case of Warrants held through CEDEL or Euroclear) and, in either case, the Warrants in question shall remain outstanding and exercisable thereafter.

                  (c) The Company shall make available to the Warrant Agent, not later than 3:00 p.m., New York City time, on the third Business Day following the Valuation Date (the "Settlement Date"), funds in an amount sufficient to pay the aggregate Cash Settlement Value of such Warrants. Subject to such funds having been made available as provided in the preceding sentence, the Warrant Agent will be responsible for making funds available to the Depository in accordance with procedures agreed upon between the Depository and the Warrant Agent, against receipt of the Global Warrant Certificate, after 3:00 p.m., New York City time, but prior to the close of business, on the Settlement Date, such funds to be in an amount equal to the aggregate Cash Settlement Value of the Warrants that were delivered to the Warrant Agent (together with the related Exercise Notice) as provided in Sections 2.01 and 2.02(a) and (b). The Depository will be responsible for disbursing such funds to each appropriate Participant, and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

                  The "Cash Settlement Value" of a Warrant will equal an amount in U.S. dollars which is equal to the greater of (A) zero and (B) the product (rounded down to the nearest cent) of (i) the quotient obtained by dividing (x) the amount, if any, by which the Spot Index Value (as defined below) for the applicable Valuation Date exceeds the product of (a) 0.8 and (b) the Initial Index Value (as defined below) by (y) the Initial Index Value and (ii) $10.

                  The "Initial Index Value" means the value of the Index at the close of trading on the CBOE on August 4, 1998.

                  The "Spot Index Value" means the value of the Index at the close of trading on the CBOE on the applicable Valuation Date; provided, however, that the Spot Index Value with respect to the Expiration Date, any Early Extended Expiration Date (as defined below) or any Extended Expiration Date (as defined below) means the value of the Index at the opening of trading on the CBOE on the applicable Valuation Date.

                  The Spot Index Value used to determine the Cash Settlement Value on any Valuation Date will be rounded to the second decimal place (e.g., 110.00), rounding up if the next succeeding decimal place, without regard to rounding, is five or higher. Any such Cash Settlement Value will be rounded downwards, if necessary, to the nearest cent.

                  (d) The Warrant Agent shall cause its records, which may be kept electronically, to be marked to reflect the reduction in the number of Warrants represented by the Global Warrant Certificate by the number of Warrants that were delivered to the Warrant Agent and for which payment has been made as provided in Section 2.02(c) promptly after such delivery and payment. Absent manifest error, the Warrant Agent's records shall be conclusive evidence of such matters.

                  (e) The Company has appointed Smith Barney Inc., and Smith Barney Inc. accepts such appointment, to be the Company's Determination Agent to make such calculations as may be required, including, without limitation, calculation of the Initial Index Value and any Spot Index Value. The Determination Agent shall timely communicate the Initial Index Value and each Spot Index Value to the Warrant Agent. The Determination Agent shall act as an independent expert and not as an agent of the Company, and, unless otherwise provided by this Agreement, its calculations and determinations under this Agreement shall, absent manifest error, be final and binding on the Company, the Warrant Agent, the Warrantholders and any Participant. Any such calculations will be made available to a Warrantholder for inspection at the Warrant Agent's Office.

                  The Company agrees, for the benefit of the Warrantholders from time to time, that there shall at all times be a Determination Agent hereunder until all the Warrants are no longer outstanding or until monies for the payment of all outstanding Warrants, if any, shall have been paid to the Warrant Agent and shall have been returned to the Company as provided in Section 2.11, whichever occurs earlier. Resignation, removal and appointment of the Determination Agent shall be in accordance with the procedures set forth for the resignation, removal and appointment of the Warrant Agent, as provided in
Section 5.03, except that a successor Determination Agent need not be a banking institution with offices south of Chambers Street in the Borough of Manhattan, The City of New York, and may only be appointed if such successor has been nominated by the Company and approved by the predecessor Determination Agent.

                  The Company agrees promptly to pay the Determination Agent the compensation to be agreed upon with the Company for all services rendered by the Determination Agent hereunder. The Company also agrees to indemnify the Determination Agent for, and to hold it harmless against, any loss, liability, cost or expense (including reasonable attorneys' fees and expenses) incurred by the Determination Agent by reason of its being made a party to a suit or claim arising out of this Agreement; provided, however, that such indemnity shall in no event apply to the extent that any such loss, liability, cost or expense is a result of the negligence, bad faith or breach of this Agreement on its part in connection with the services rendered by it hereunder. The indemnity obligation of the Company shall continue notwithstanding the termination of this Agreement or the resignation or removal of the Determination Agent.

                  (f) Except in the event of an automatic exercise (as described in Section 2.07 below), in connection with any exercise of Warrants, the related Exercise Notice may specify that such exercise is subject to the condition that the Spot Index Value that would otherwise be used to determine the Cash Settlement Value of such Warrants shall not have declined by five or more points from the Limit Option Index Value for such Warrants. "Limit Option Index Value", with respect to any Warrants subject to the Limit Option, means the Spot Index Value on the Business Day that such Exercise Notice has been received (or shall be deemed to have been received). The option of a Warrantholder to condition an exercise of Warrants as provided in this Section 2.02(f) is herein referred to as the "Limit Option". If a Warrantholder elects the Limit Option in connection with any exercise of Warrants, the following provisions shall apply:

                  (i) To be valid, such election must be specified in the related Exercise Notice. Each of the Warrant Agent and the Company shall be entitled to rely conclusively on such Exercise Notice, as received by the Warrant Agent, in determining whether such election has been validly made. Participants shall be required to certify that the number of Warrants exercised on behalf of any Warrantholder pursuant to the related Exercise Notice that is subject to the Limit Option is not more than 100,000.

                  (ii) The Limit Option Index Value shall be determined by the Determination Agent, which determination shall be conclusive and binding for all purposes relating to such exercise.

                  (iii) In the event that the Spot Index Value for the first Business Day following the Business Day that such Exercise Notice has been received (or shall be deemed to have been received) (i.e., for the day that, but for the provisions of this Section 2.02(f), would be the Valuation Date for such Warrants) has declined by five or more points from the Limit Option Index Value for such Warrants, such Warrants (A) shall not be subject to exercise and shall be treated for all purposes of this Agreement and each Global Warrant Certificate as if the related Exercise Notice had never been received by the Warrant Agent, and (B) shall not constitute "Exercised Warrants" for purposes of
Section 2.02(b). If such Spot Index Value has not declined by five or more points from such Limit Option Index Value, such Warrants shall be subject to exercise as provided in this Section 2.02 and shall be deemed to be "Exercised Warrants" for such purposes. The Warrant Agent's determination shall be conclusive and binding for all purposes relating to such Warrants.

                  (iv) Once elected by a Warrantholder in connection an exercise of Warrants, the Limit Option will continue to apply, on the basis of the Limit Option Index Value as initially determined for such Warrants, even if the Valuation Date for such Warrants is postponed, except when such Valuation Date is postponed to a date of automatic exercise of Warrants. Pursuant to the Limit Option, such Warrants will either (a) be exercised on a delayed basis if the Spot Index Value on any applicable postponed Valuation Date is not less than the Limit Option Index Value by five or more points or (b) not be exercised if, on any applicable postponed Valuation Date, the Spot Index Value is less than the Limit Option Index Value by five or more points.

                  SECTION 2.03. Market Disruption Events (a) If the Company determines that on a Business Day that would otherwise be a Valuation Date (an "Applicable Business Day") a Market Disruption Event has occurred and is continuing, then the Cash Settlement Value in respect of an exercise of Warrants shall be calculated using as the Valuation Date the next Business Day following such Applicable Business Day on which there is no Market Disruption Event or Extraordinary Event (as defined below); provided that, if no such Business Day shall occur prior to the Expiration Date or the Delisting Date, if any, then the provisions of Section 2.06 or 2.07 will apply. The Company shall promptly give notice to Warrantholders, by publication in a newspaper with a national circulation, if a Market Disruption Event shall have occurred.

                  "Market Disruption Event" means any of the following events, as determined by the Determination Agent.

                  (i) The suspension or material limitation of trading in 20% or more of the underlying stocks which then comprise the Index for more than two hours of trading or during the one-half hour period preceding the close of trading on the principal securities exchange on which such stocks are traded. For purposes of this definition, limitations on trading during significant market fluctuations imposed pursuant to any rule or regulation of similar scope to New York Stock Exchange ("NYSE") Rule 80B (or any applicable rule or regulation (A) enacted or promulgated by the NYSE, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B, as determined by the Determination Agent, or (B) enacted or promulgated by any such securities exchange, any self regulatory organization or relevant regulatory authority, as determined by the Determination Agent), shall be considered "material;"

                  (ii) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) if futures contracts related to the Index or options on such futures contracts are then approved for trading, and are traded on any major U.S. or foreign exchange, such contracts or options or (B) options contracts related to the Index which are traded on any major U.S. or foreign exchange; or

                  (iii) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Index or in respect of futures contracts related to the Index, options on such futures contracts or options contracts related to the Index, in each case traded on any major U.S. or foreign exchange.

                  For purposes of determining whether a Market Disruption Event has occurred: (i) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (ii) a decision to discontinue trading permanently in the relevant futures or options contract will not constitute a Market Disruption Event, (iii) any suspension in trading in a futures or options contract on the Index by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts, will constitute a Market Disruption Event, notwithstanding that the duration of such suspension or material limitation is less than two hours, (iv) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market (but will not include limitations imposed on certain types of trading under NYSE Rule 80A) and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours and (v) the occurrence of an Extraordinary Event described in clause (i) of the definition of Extraordinary Event will not constitute, and will supersede the occurrence of, a Market Disruption Event.

                  SECTION 2.04. Extraordinary Events (a) If the Company determines that an Extraordinary Event has occurred and is continuing on an Applicable Business Day, then the Cash

Settlement Value with respect to an exercise of Warrants shall be calculated on the basis that the Valuation Date shall be the next Business Day following an Applicable Business Day on which there is no Extraordinary Event or Market Disruption Event; provided that, if no such Business Day shall occur prior to the Expiration Date or the Delisting Date, if any, then the provisions of
Section 2.06 or 2.07 will apply. The Company shall promptly give notice to Warrantholders, by publication in a newspaper with a national circulation, if an Extraordinary Event shall have occurred.

                  "Extraordinary Event" means any of the following events:

                  (i) a suspension, material limitation or absence of trading of all of the stocks of U.S. issuers comprising the Index;

                  (ii) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court of any jurisdiction, any administrative agency or any other governmental authority that would make it unlawful for the Company to perform any of its obligations under the Warrant Agreement or the Warrants or that has had or is reasonably expected to have a material adverse effect on the ability of (A) the Company to perform its obligations under the Warrants or to hedge or modify the hedge of its position with respect to the Warrants or (B) any affiliate of the Company to hedge or modify the hedge of its position with respect to any hedging transaction entered into with the Company in connection with the Company's obligations under the Warrants; or

                  (iii) any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities that in the opinion of the Determination Agent may materially and adversely affect the economy of the United States or the trading of securities generally on the CBOE, NYSE or the National Association of Securities Dealers Automated Quotations system, or any other securities exchange) that has had or is reasonably expected to have a material adverse effect on the ability of (A) the Company to perform its obligations under the Warrants or to modify the hedge of its position with respect to the Warrants or (B) any affiliate of the Company to hedge or modify the hedge of its position with respect to any hedging transaction entered into with the Company in connection with the Company's obligations under the Warrants.

                  For the purpose of determining whether an Extraordinary Event has occurred: (i) a limitation on the hours or number of days of trading will not constitute an Extraordinary Event if it results from an announced change in the regular business hours of the relevant exchange or market and (ii) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market (but will not include limitations imposed on certain types of trading under NYSE Rule 80A) and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours.

                  SECTION 2.05. Cancellation of Warrants (a) If the Company at any time prior to the Expiration Date or, if applicable, the Extended Expiration Date, determines that an

Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the Company to continue, the Company may immediately cancel the Warrants by notifying the Warrant Agent of such cancellation (the date such notice is given being the "Cancellation Date"), and each Warrantholder's rights under the Warrants and the Warrant Agreement shall thereupon cease; provided that each Warrant shall be automatically exercised using as the Valuation Date the Cancellation Date, and the holder of each such Warrant will receive, in lieu of the Cash Settlement Value of such Warrant, the Alternative Settlement Amount (as defined herein), determined by the Determination Agent. The Company shall promptly give Warrantholders, by publication in a newspaper with a national circulation, notice of any such cancellation.

                  The "Alternative Settlement Amount" (which will be calculated by the Determination Agent) will equal an amount in U.S. dollars equal to the sum of (A) the Intrinsic Value (as defined herein) and (B) the product of (i) the quotient obtained by dividing $4.15 (the initial offering price per Warrant) by 2 and (ii) the quotient obtained by dividing (x) the total number of days from, but excluding, the Cancellation Date or Delisting Date, whichever has given rise to the payment of the Alternative Settlement Amount for such Warrants, to, and including, the Expiration Date and (y) the total number of days from, but excluding, the date on which sales of the Warrants were initially confirmed, to and including the Expiration Date.

                  "Intrinsic Value" means the Cash Settlement Value of the Warrants determined pursuant to Section 2.02(c) on the applicable Valuation Date but calculated with a Spot Index Value on the applicable Valuation Date determined by the Determination Agent which, subject to approval by the Company (such approval not to be unreasonably withheld), in the reasonable opinion of the Determination Agent, fairly reflects the Spot Index Value on the applicable Valuation Date; provided, however, that if a Cancellation Date falls on (i) the Expiration Date, (ii) the Extended Expiration Date or (iii) any of the two Business Days immediately preceding either the Expiration Date or the Extended Expiration Date, then the Spot Index Value with respect to such date shall be calculated so as to reflect the value of the Index at the opening of trading on the CBOE on such date.

                  In calculating the Alternative Settlement Amount on the Extended Expiration Date or on any Cancellation Date or Delisting Date falling between the Expiration Date and the Extended Expiration Date (inclusive), the Alternative Settlement Amount shall equal the Intrinsic Value.

                  For the purposes of determining "Intrinsic Value", in the event that the Determination Agent and the Company have not, after good faith consultation with each other and within five days following the first day upon which such Alternative Settlement Amount may be calculated, agreed upon a Spot Index Value which fairly reflects the value of the Index on the Cancellation Date, Delisting Date or Extended Expiration Date, whichever gives rise to the payment of the Alternative Settlement Amount, then the Determination Agent shall promptly nominate a third party, subject to approval by the Company (such approval not to be unreasonably withheld), to determine such figure and calculate the Alternative Settlement Amount. Such party shall act as an independent expert and not as an agent of the Company or the Determination Agent, and its calculation and determination of the Alternative Settlement Amount shall, absent manifest error, be final and binding on the Company, the Warrant Agent, the Determination Agent and the Warrantholders. Any such calculations will be made available to a Warrantholder for inspection at the Warrant Agent's Office. Neither the Company, the Determination Agent, the Warrant Agent nor any third party shall have any responsibility for good faith errors or omissions in calculating the Alternative Settlement Amount.

                  SECTION 2.06. Extension Events (a) If a Market Disruption Event or an Extraordinary Event is continuing on the Expiration Date (an "Extension Event"), the term of any outstanding Warrants will be extended for a period of 30 days (the thirtieth day following the Expiration Date being the "Extended Expiration Date"); provided that, if the Cash Settlement Value of the Warrants would have been zero if the Warrants had been exercised, using as the Valuation Date the Measurement Date (as defined below), then, notwithstanding any other provision of the Warrants, the term of the Warrants will not be extended, the Cash Settlement Value will be zero and the Warrants will be deemed to be worthless. Following an Extension Event, the Warrants will expire on the earlier of: (i) the first Business Day on which no Market Disruption Event and no Extraordinary Event shall be occurring (the "Early Extended Expiration Date"), (ii) a Delisting Date falling between the Expiration Date and the Extended Expiration Date, (iii) a Cancellation Date falling between the Expiration Date and the Extended Expiration Date and (iv) the Extended Expiration Date. The Company will give the Warrant Agent prompt notice by telephone, to be promptly confirmed in writing, or facsimile transmission and will give prompt notice to the Warrantholders by publication in a newspaper with a national circulation of the occurrence of an Extension Event, any Extended Expiration Date and any Delisting Date.

                  "Measurement Date" means the Business Day occurring most recently prior to the Expiration Date on which none of the events described in the definition of Market Disruption Event or Extraordinary Event had occurred or was continuing.

                  (b) Any Warrants that expire on the Extended Expiration Date or the Early Extended Expiration Date will be deemed to be exercised automatically on the Extended Expiration Date or the Early Extended Expiration Date, as the case may be, using as the Valuation Date for such exercise the Extended Expiration Date or Early Extended Expiration Date, and the holder of each such Warrant will receive the Cash Settlement Value, in the case of the Early Extended Expiration Date, or the Alternative Settlement Amount in the case of the Extended Expiration Date.

                  In the case of Warrants as to which there has been a postponed Valuation Date resulting from an Extraordinary Event or a Market Disruption Event (including an Extension Event) or as a result of the exercise of Warrants in a number exceeding the maximum permissible amounts, the Company will be required to make available to the Warrant Agent no later than 3:00 P.M., New York City time, on the third Business Day following the date on which the Cash Settlement Value or Alternative Settlement Amount, as the case may be, has been calculated (the "Alternative Funding Date"), New York Clearing House or next day funds in an amount equal to, and for the payment of, the aggregate Cash Settlement Value or Alternative Settlement Amount, as applicable, for such Warrants. In the case of Warrants held through the facilities of DTC, if the Company has made such funds available by such time as noted above, the Warrant Agent will thereafter be responsible for making funds available to DTC in an amount sufficient to pay the Cash Settlement Value or Alternative Settlement Amount of the Warrants, if applicable, prior to the close of business on the Alternative Funding Date. DTC will be responsible for disbursing such funds to each appropriate Participant and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

                  SECTION 2.07. Delisting of Warrants In the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Securities and Exchange Act of 1934, as amended), the CBOE and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, and the Cash Settlement Value or, in the event that the Company determines that a Market Disruption Event or Extraordinary Event has occurred and is continuing on the Delisting Date, the Alternative Settlement Amount, as the case may be, shall be calculated and settled as provided in Section 2.05; provided, however, that if a Delisting Date falls on (i) the Expiration Date, (ii) the Extended Expiration Date or (iii) any of the two Business Days immediately preceding either the Expiration Date or the Extended Expiration Date, then the Spot Index Value with respect to such date shall be calculated so as to reflect the value of the Index at the opening of trading on the CBOE on such date. The Company will notify the Warrant Agent in writing, who will notify the Warrantholders as soon as practicable of such delisting or trading suspension. However, if the Company first receives notice of the delisting or suspension on the same day on which the Warrants are delisted or suspended, such day will be deemed the Delisting Date.

                  SECTION 2.08. Automatic Exercise of Warrants. All Warrants for which the Warrant Agent has not received an Exercise Notice in proper form at or prior to 3:00 p.m., New York City time, on the earlier of (i) the fourth Business Day preceding the Expiration Date (subject to extension), (ii) the Extended Expiration Date, (iii) the Early Extended Expiration Date, (iv) a Cancellation Date or (v) a Delisting Date, or for which the Warrant Agent has received an Exercise Notice in proper form but with respect to which timely delivery of the relevant Warrants has not been made, will be deemed automatically exercised on such date without any requirement of an Exercise Notice to the Warrant Agent. The Exercise Date for such Warrants shall be the Expiration Date, the Extended Expiration Date, the Early Extended Expiration Date, the Cancellation Date or the Delisting Date, as the case may be, or if such date is not a Business Day, the next succeeding Business Day.

                  The Warrant Agent shall by 5:00 p.m., New York City time, on the Expiration Date, the Extended Expiration Date, the Early Extended Expiration Date, the Cancellation Date or the Delisting Date, as the case may be, notify the Company (and such other parties (not to exceed two) as the Company shall designate in writing) of the number of Warrants to be automatically exercised on such day. The Warrant Agent shall (i) by 3:00 p.m., New York City time, on the Business Day next succeeding the Valuation Date, obtain from the Determination Agent the calculation of the Cash Settlement Value or Alternative Settlement Amount, as the case may be (as determined by the Determination Agent in the manner provided in Section 2.02(c)) of the Warrants to be automatically exercised, (ii) by 5:00 p.m., New York City time, on the Business Day next succeeding such Valuation Date, notify the Company (and such other parties (not to exceed two) as the Company shall designate in writing) of the Cash Settlement Value or Alternative Settlement Amount, as the case may be, payable in respect of such exercised Warrants and (iii) advise the Company of such other matters relating to the exercised Warrants as the Company shall reasonably request.

                  The Company shall make available to the Warrant Agent, not later than 3:00 p.m., New York City time, on the third Business Day after the applicable Valuation Date for automatically exercised Warrants (the "Automatic Settlement Date"), funds in an amount sufficient to pay the aggregate Cash Settlement Value or Alternative Settlement Amount, as the case may be, of such Warrants. Subject to such funds having been made available as provided in the preceding sentence, the Warrant Agent will be responsible for making funds available to the Depository in accordance with procedures agreed upon between the Depository and the Warrant Agent, against receipt of the Global Warrant Certificate, after 3:00 p.m., New York City time, but prior to the close of business, on the Automatic Settlement Date, such funds to be in an amount equal to the aggregate Cash Settlement Value or Alternative Settlement Amount, as the case may be, of the Warrants subject to such automatic exercise. The Depository will be responsible for disbursing such funds to each appropriate Participant, and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

                  SECTION 2.09. Maximum Number of Exercisable Warrants. All exercises of Warrants (except in the case of automatic exercise of Warrants) shall be subject, at the Company's option, to the limitation that not more than 250,000 Warrants in total may be exercised on any Exercise Date and not more than 100,000 Warrants may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. If any Business Day would otherwise, under the terms hereof, be the Exercise Date in respect of more than 250,000 Warrants, then at the Company's election (by giving notice thereof to the Warrant Agent not later than 5:00 p.m., New York City time, on the Business Day immediately following such Exercise Date), 250,000 of such Warrants shall be deemed exercised on such Exercise Date (selected by the Warrant Agent on a pro rata basis), and the remainder of such Warrants (the "Remaining Warrants") shall be deemed exercised on the following Business Day (subject to successive applications of this Section 2.09). Remaining Warrants shall be deemed exercised in the order of their respective initial Exercise Dates, and Remaining Warrants shall be deemed exercised before any other Warrants initially exercised after such Remaining Warrants. If any individual Warrantholder attempts to exercise more than 100,000 Warrants on any Business Day, then at the Company's election (as notified to the Warrant Agent by giving written notice thereof to the Warrant Agent not later than 5:00 p.m., New York City time, on the Business Day following such Business
Day) 100,000 of such Warrants shall be deemed exercised on such Business Day and the remainder shall be deemed exercised on the following Business Day (subject to successive applications of this Section 2.09). The date on which any Warrant is deemed exercised under the preceding sentences shall for all purposes of this Agreement be the "Exercise Date" in respect of such Warrant.

                  SECTION 2.10. Covenant of the Company. The Company covenants, for the benefit of the Warrantholders, that (a) it will use its best efforts to maintain the listing of the Warrants on the CBOE and that it will not seek the delisting of the Warrants, or suspension of their trading on, the CBOE unless prior to such delisting or suspension the Warrants shall have been listed, and shall be trading, on another national securities exchange or securities association and (b) upon written request it will furnish any Warrantholder with a list of the then current Underlying Shares.

                  SECTION 2.11. Return of Money Held Unclaimed for Two Years. Except as otherwise provided herein, any money deposited with or paid to the Warrant Agent for the payment of the Cash Settlement Value or Alternative Settlement Amount, as the case may be, of any Warrants and not applied but remaining unclaimed for two years after the date upon which such Cash Settlement Value or Alternative Settlement Amount, as the case may be, shall have become due and payable shall be repaid by the Warrant Agent to the Company and the holders of such Warrants shall thereafter look only to the Company for any payment which such holders may be entitled to collect and all liability of the Warrant Agent with respect to such money shall thereupon cease; provided, however, that the Warrant Agent, before making any such repayment, may at the expense of the Company notify the Participants concerned, that said money has not been so applied and remains unclaimed and that after a date named in the notification any unclaimed balance of said money then remaining will be returned to the Company.

                  SECTION 2.12. Return of Global Warrant Certificate. At such time as all of the Warrants evidenced by a Global Warrant Certificate have been exercised (including pursuant to an automatic exercise) and all payments to the Participants made as provided herein, the Warrant Agent shall, upon written direction from the Company, destroy the canceled Global Warrant Certificate (unless instructed by the Company in writing to deliver the Global Warrant Certificate to the Company) and shall provide a certificate of destruction to the Company.

                                   ARTICLE III

                          OTHER PROVISIONS RELATING TO
                            RIGHTS OF WARRANTHOLDERS


                  SECTION 3.01. Warrantholder of Warrant May Enforce Rights. Notwithstanding any of the provisions of this Agreement, any Warrantholder, without the consent of the Warrant Agent, may, in and for its own behalf, enforce, and may institute and maintain, any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, its right to exercise, and to receive payment for, its Warrants as provided in this Agreement.

                  SECTION 3.02. Merger, Consolidation, Sale, Transfer or Conveyance If at any time there shall be a merger or consolidation involving the Company or a sale, transfer, conveyance (other than by way of lease) or other disposition of substantially all of the assets of the Company, then the successor or assuming corporation shall succeed to and be substituted for the Company under this Agreement and the Warrants, with the same effect as if it had been named herein and in any Global Warrant Certificate as the Company. The Company shall thereupon be relieved of any further obligation hereunder or under the Warrants and may at any time thereafter be dissolved, wound up or liquidated. In any case of any such consolidation or merger involving the Company or sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, any changes in phraseology and form (but not in substance) that may be appropriate may be made in the Global Warrant Certificates delivered thereafter.

                  The Warrant Agent may rely on a written opinion of counsel as conclusive evidence that any such consolidation or merger involving the Company or sale, transfer, conveyance (other than by way of lease) or other disposition of substantially all of the assets of the Company complies with the provisions of this Section 3.02.


                                   ARTICLE IV

                        WARRANTS ACQUIRED BY THE COMPANY;
                                PAYMENT OF TAXES

                  SECTION 4.01. Warrants Acquired by the Company. In the event the Company shall purchase or otherwise acquire Warrants, such Warrants may, at the option of the Company, be surrendered free through a Participant to the Depository for credit to the account of the Warrant Agent maintained at the Depository, and if so credited, the Warrant Agent shall promptly note the cancellation of such Warrants by notation on the records of the Warrant Agent. Such Warrants may also, at the option of the Company, be resold by the Company directly or to or through any of its affiliates in lieu of being surrendered to the Depository.

                  Any canceled Global Warrant Certificate held by the Warrant Agent under this Agreement shall be destroyed by the Warrant Agent unless otherwise directed in writing by the Company, and the Warrant Agent shall deliver a certificate of destruction to the Company evidencing the same.

                  SECTION 4.02. Payment of Taxes. The Company will pay all stamp, withholding and other duties, if any, attributable to the initial issuance of Warrants; provided, however, that, anything in this Agreement to the contrary notwithstanding, the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involving any beneficial or record interest in, or ownership interest of, any Warrants, which tax or other governmental charge shall be paid by the appropriate Warrantholder.


                                    ARTICLE V

                          CONCERNING THE WARRANT AGENT

                  SECTION 5.01. Warrant Agent. (a) The Company hereby appoints Citibank, N.A. ("Citibank") as Warrant Agent of the Company in respect of the Warrants upon the terms and subject to the conditions set forth herein; and Citibank hereby accepts such appointment. The Warrant Agent shall have the powers and authority granted to and conferred upon it in this Agreement and such further powers and authority to act on behalf of the Company as the Company may hereafter grant to or confer upon it. All of the terms and provisions with respect to such powers and authority contained in any Global Warrant Certificate are subject to and governed by the terms and provisions hereof.

                  (b) Citibank covenants and agrees to maintain an office, staffed by qualified personnel, with adequate facilities for the discharge of its responsibilities under this Agreement, including, without limitation, the payment of the Cash Settlement Value, as calculated by the Determination Agent, and the timely settlement of the Warrants upon exercise thereof.

                  SECTION 5.02. Conditions of Warrant Agent's Obligations. The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Company agrees and to all of which the rights hereunder of the Warrantholders shall be subject:

                  (a) The Company agrees promptly to pay the Warrant Agent the compensation to be agreed upon with the Company for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for its reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by the Warrant Agent without negligence, bad faith or breach of this Agreement on its part in connection with the services rendered by it hereunder. The Company also agrees to indemnify the Warrant Agent and its officers, directors, agents and employees for, and to hold it and them harmless against, any loss, liability or expense (including reasonable attorneys' fees and expenses) incurred without negligence, bad faith or breach of this Agreement on the part of the Warrant Agent, arising out of or in connection with its acting as such Warrant Agent hereunder, as well as the reasonable costs and expenses of defending against any claim of liability in the premises. This section shall survive the termination of this Agreement and the earlier removal or resignation of the Warrant Agent.

                  (b) In acting under this Agreement, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any of the owners or holders of the Warrants.

                  (c) The Warrant Agent may consult with counsel satisfactory to it, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

                  (d) The Warrant Agent shall be fully protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any notice, direction, consent, certificate, affidavit, statement or other paper or document believed by it to be genuine and to have been presented or signed by the proper parties, and the Warrant Agent may, if it shall deem it necessary or desirable, request such papers or documents prior to taking any action hereunder.

                  (e) The Warrant Agent, and its officers, directors, agents and employees, may become the owner of, or acquire any interest in, any Warrants or other obligations of the Company, with the same rights that it or they would have if it were not the Warrant Agent hereunder and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depository, trustee or agent for, any committee or body of holders of Warrants or other obligations of the Company as freely as if it were not the Warrant Agent hereunder.

                  (f) The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Warrant Agent shall not be responsible for advancing funds on behalf of the Company.

                  (g) The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof

(except the due execution and delivery hereof by the Warrant
Agent) or with respect to the validity or execution of the Global Warrant Certificates (except its countersignature thereof).

                  (h) The recitals contained herein and in the Global Warrant Certificates (except as to the Warrant Agent's countersignature thereon) shall be taken as the statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of the same.

                  (i) The Warrant Agent shall be obligated to perform such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder likely to involve it in any expense or liability, the payment of which is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the application by the Company of any proceeds. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained in any Global Warrant Certificate or in the case of the receipt of any written demand from a holder of a Warrant with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, except as provided in Section 6.02 hereof, to make any demand upon the Company.

                  (j) The Warrant Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

                  (k) The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed.

                  SECTION 5.03. Resignation and Appointment of Successor. (a) The Company agrees, for the benefit of the Warrantholders, that there shall at all times be a Warrant Agent hereunder until all the Warrants are no longer outstanding or until monies for the payment of all outstanding Warrants, if any, shall have been paid to the Warrant Agent and shall have been returned to the Company as provided in Section 2.11, whichever occurs earlier.

                  (b) The Warrant Agent may at any time resign as such agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Warrant Agent and acceptance of such appointment by such successor Warrant Agent as hereinafter provided. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Warrant Agent (which shall be a banking institution organized under the laws of the United States of America or one of the states thereof and having an office south of Chambers Street in the Borough of Manhattan, The City of New York) and the acceptance of such appointment by such successor Warrant Agent. In the event a successor Warrant Agent has not been appointed and accepted its duties within 90 days of the Warrant Agent's notice of resignation or its removal, the Warrant Agent may apply to any court of competent jurisdiction for the designation of a successor Warrant Agent. The obligation of the Company under Section 5.02(a) shall continue to the extent set forth therein notwithstanding the resignation or removal of the Warrant Agent.

                  (c) In case at any time the Warrant Agent shall give notice of its intent to resign, or shall be removed, or shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or make an assignment for the benefit of its creditors, or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or of all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be promptly appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the latter of such appointment, the Warrant Agent so superseded shall cease to be Warrant Agent hereunder.

                  (d) Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trust, immunities, duties and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then due and unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.

                  (e) Any corporation into which the Warrant Agent hereunder may be merged or converted or any corporation with which the Warrant Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation to which the Warrant Agent shall sell or otherwise transfer all or substantially all the corporate trust assets and business of the Warrant Agent, provided that it shall be qualified as aforesaid, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.


                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 6.01. Amendment. (a) This Agreement and the terms of the Warrants may be amended by the Company, the Warrant Agent and the Determination Agent, without the consent of the Warrantholders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or therein, to maintain the Warrants' listing on the CBOE or any other national securities exchange or securities association on which they are then listed, to reflect the issuance by the Company of additional warrants or in any other manner which the Company may deem necessary or desirable and which, as determined by the Company in its sole discretion, will not adversely affect the interests of the holders of the Warrants.

                  (b) The Company, the Warrant Agent and the Determination Agent may modify or amend this Agreement, with the consent of Warrantholders holding not less than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purpose; provided, however, that no such modification or amendment that changes the determination of the Cash Settlement Value or Alternative Settlement Amount of a Warrant (or any aspects of such determination) so as to reduce the amount receivable upon exercise of a Warrant, shortens the period of time during which the Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the Warrantholders or reduces the percentage of the number of outstanding Warrants, the consent of whose holders is required for modification or amendment of this Agreement, may be made without the consent of each Warrantholder affected thereby. The Warrant Agent shall, but shall not be obligated to, enter into any amendment of this Agreement that affects its rights, duties, immunities or indemnities hereunder.

                  SECTION 6.02. Successor Index. In the event that the Company, in its sole discretion, determines that it is necessary or appropriate to use a Successor Index (as defined in Exhibit A hereto) to the Index, the Company shall give written notice to the Warrant Agent, which shall then promptly notify the Warrantholders (in the manner provided in Section 6.05), to the effect that (a) a Successor Index will replace the Index and (b) pursuant to the Warrant Agreement and the Warrants, such Successor Index will be used in place of the Index for all purposes relating to the Warrants, and the Company shall make available to the Warrantholders, upon request, a written description of the manner in which such Successor Index is determined.

                  SECTION 6.03. Notices and Demands to the Company, the Warrant Agent and the Determination Agent. If the Warrant Agent or the Determination Agent shall receive any notice or demand addressed to the Company by any Warrantholder pursuant to the provisions of this Agreement, the Warrant Agent or the Determination Agent, as the case may be, shall promptly forward such notice or demand to the Company.

                  SECTION 6.04. Addresses for Notices. Any communications to the Warrant Agent with respect to this Agreement shall be addressed to Citibank, N.A., 111 Wall Street, New York, New York 10043, Attention: Corporate Trust Department (telephone: (212) 657-5997; facsimile: (212) 657-3866), and any communications to the Company with respect to this Agreement shall be addressed to Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013, Attention: Chief Financial Officer (telephone: (212) 816-8840; facsimile:
(212) 816-8909), and any communications to the Determination Agent with respect to this Agreement shall be addressed to Smith Barney Inc., Seven World Trade Center, New York, New York 10048, Attention: Ramesh Memon (telephone: (212) 723-7869; facsimile: (212) 723-8750 (or such other address as shall be specified in writing by the Warrant Agent, the Company or the Determination Agent, respectively).

                  SECTION 6.05. Notices to Holders. The Company may cause to have notice given to the Warrantholders by providing the Warrant Agent with a form of notice to be distributed by the Depository to Participants in accordance with the custom and practices of the Depository.

                  SECTION 6.06. Obtaining of Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective
(a) any and all permits, consents and approvals of governmental agencies and authorities and the CBOE or any successor United States national securities exchange and (b) any and all filings or notices under United States Federal and state securities laws, which may be or become required in connection with the issuance, sale, trading, transfer or delivery of the Global Warrant Certificates or the exercise of the Warrants.

                  SECTION 6.07. Persons Having Rights Under This Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent, the Determination Agent, the registered holder of the Global Warrant Certificates and the Warrantholders any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof; and all covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, the Determination Agent, and their respective successors, the registered holder of the Global Warrant Certificates and of the Warrantholders.

                  SECTION 6.08. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times at the Warrant Agent's Office for inspection by the Warrantholders, Participants or any person certified by any Participant to be an indirect participant of the Depository or any person certified by any Participant to be a Warrantholder, in each case, on behalf of whom such Participant holds Warrants.

                  SECTION 6.09. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  SECTION 6.10. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 6.11. APPLICABLE LAW. THIS AGREEMENT AND EACH WARRANT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                        SALOMON SMITH BARNEY HOLDINGS INC.


                                        By: ____________________________________
                                            Name:
                                            Title:


                                        CITIBANK, N.A., as Warrant Agent


                                        By: ____________________________________
                                            Name:
                                            Title:


                                        SMITH BARNEY INC.


                                        By:  ___________________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT A


                      [FORM OF GLOBAL WARRANT CERTIFICATE]


No. 1                                                        CUSIP No. 79549B651


                       SALOMON SMITH BARNEY HOLDINGS INC.
                             1,100,000 Call Warrants
                             on the 1998 TEN+ Index

                             Expiring July 17, 2000


                  This certifies that CEDE & Co., or registered assigns, is the registered holder of 1,100,000 Call Warrants on the 1998 TEN+ Index Expiring July 17, 2000 (the "Warrants"). Each Warrant entitles the beneficial owner thereof (each a "Warrantholder") to receive, subject to the conditions set forth herein and in the Warrant Agreement (as defined), from Salomon Smith Barney Holdings Inc. (the "Company") the cash settlement value in U.S. dollars (rounded down to the nearest cent) (the "Cash Settlement Value") which is the greater of
(A) zero and (B) the product (rounded down to the nearest cent) of (i) the quotient obtained by dividing (x) the amount, if any, by which the Spot Index Value (as defined below) for the applicable Valuation Date exceeds the product of (a) 0.8 and (b) the Initial Index Value (as defined below) by (y) the
Initial Index Value and (ii) $10. In no event shall a Warrantholder be entitled to any interest on any cash settlement value.

                  The "Initial Index Value" means the value of the Index at the close of trading on the CBOE on August 4, 1998.

                  The "Spot Index Value" means the value of the Index at the close of trading on the CBOE on the applicable Valuation Date; provided, however, that the Spot Index Value with respect to the Expiration Date, any Early Extended Expiration Date (as defined below) or any Extended Expiration Date (as defined below) means the value of the Index at the opening of trading on the CBOE on the applicable Valuation Date.

                  Subject to the terms of the Warrant Agreement, each Warrant may be irrevocably exercised in whole but not in part, at or prior to 3:00 p.m., New York City time, on any Business Day from August 5, 1998 until 3:00 p.m., New York City time, on the earlier of (i) the fourth Business Day immediately preceding July 17, 2000 (the "Expiration Date") and (ii) the Delisting Date (as defined herein), if any. Except in the event of automatic exercise, each Warrant shall be irrevocably exercised upon receipt by the Warrant Agent of such Warrant delivered free on the records of the Depository to the Warrant Agent's Depository Participant Account (entitled Citibank, N.A. Corporate Trust Warrant Agent Account, No. 2659, or such other account at the Depository as the Warrant Agent shall designate in writing to the Company) (the "Warrant Account") pursuant to an Exercise Notice to the Warrant Agent from a Participant, in the case of

Warrants held through the facilities of the Depository, CEDEL, in the case of Warrants held through CEDEL, or a Euroclear participant, in the case of Warrants held through Euroclear, acting, directly or indirectly, on behalf of the Warrantholder; provided, however, that Exercise Notices are subject to rejection by the Warrant Agent as provided herein. An Exercise Notice shall be unconditional.

                  This Global Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

                  The Warrants evidenced by this Global Warrant Certificate are part of a duly authorized issue of Warrants issued by the Company pursuant to a Warrant Agreement, dated as of July 22, 1998 (the "Warrant Agreement"), among the Company, Citibank, N.A. (the "Warrant Agent") and Smith Barney Inc. (the "Determination Agent"), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Warrantholders, the entities through which such Warrantholders hold their beneficial interests in the Warrants and the registered holder of this Global Warrant Certificate consent by acceptance of this Global Warrant Certificate by the Depository and which Warrant Agreement is hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agreement is on file at the Warrant Agent's Office, which is located at 111 Wall Street, 5th Floor, New York, New York 10043.

                  The Warrants constitute direct, unconditional and unsecured obligations of the Company and rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt.

                  Subject to the terms of the Warrant Agreement and this Global Warrant Certificate, and except for Warrants subject to automatic exercise or held through the facilities of CEDEL or Euroclear, and subject to the Limit Option, the "Exercise Date" for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 3:00 P.M., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 3:00 P.M., New York City time, on a Business Day, then the Business Day next succeeding such Business Day. In the case of Warrants held through the facilities of CEDEL or Euroclear, except for Warrants subject to automatic exercise, and subject to the Limit Option, the "Exercise Date" for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 P.M., New York City time, on such day; provided that the Warrant is received by the Warrant Agent by 3:00 P.M., New York City time, on the Valuation Date (as defined below), or (ii) if the Warrant Agent receives such Exercise Notice after 3:00 P.M., New York City time, on a Business Day, then the Business Day next succeeding such Business Day; provided that the Warrant is received by 3:00 P.M., New York City time, on the Valuation Date relating to exercises of Warrants on such succeeding Business Day. In the event that a Warrant is received after 3:00 P.M., New York City time, on the Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a Business Day, the next succeeding Business Day. In the case of Warrants held through the facilities of Euroclear, (a) participants must also transmit, by facsimile, to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 3:00 P.M., New York City time, on the desired Exercise Date and (b) Euroclear must confirm (a "Euroclear Confirmation") by telex to the

Warrant Agent by 9:00 A.M., New York City time, on the Valuation Date that the Warrants will be received by the Warrant Agent on such date; provided that if such telex communication is received after 9:00 A.M., New York City time, on the Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

                  The "Valuation Date" for a Warrant will be the first Business Day following the Exercise Date, subject to postponement pursuant to the Warrant Agreement.

                  Subject to the terms of the Warrant Agreement and except in the event of automatic exercise, in connection with any exercise of Warrants, the related Exercise Notice may specify that such exercise is subject to the condition that the Spot Index Value that would otherwise be used to determine the Cash Settlement Value of such Warrants shall not have declined by five or more points from the Limit Option Index Value for such Warrants. "Limit Option Index Value", with respect to any Warrants subject to the Limit Option, means the Spot Index Value on the Business Day that such Exercise Notice has been received (or shall be deemed to have been received). The option of a Warrantholder to condition an exercise of Warrants is herein referred to as the "Limit Option". To be valid, such election must be specified in the related Exercise Notice. Each of the Warrant Agent and the Company shall be entitled to rely conclusively on such Exercise Notice, as received by the Warrant Agent, in determining whether such election has been validly made.

                  The valuation of and payment for any exercised Warrant may be postponed as a result of an Extraordinary Event or a Market Disruption Event or as a result of the exercise of a number of Warrants exceeding the maximum permissible amount as described herein, in which case the Warrantholder will receive the Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount for such Warrant, in either case determined as of a later date. In addition, the term of any outstanding Warrants may be extended for a period not to exceed 30 days if a Market Disruption Event or an Extraordinary Event is continuing on the Expiration Date; provided that such Warrants are not deemed to be worthless at that time.

                  Subject to the terms of the Warrant Agreement, in the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Securities and Exchange Act of 1934, as amended), the CBOE and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, in which case the Warrantholder will receive the Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount.

                  All Warrants for which the Warrant Agent has not received an Exercise Notice in proper form at or prior to 3:00 p.m., New York City time, on the earlier of (i) the fourth Business Day preceding the Expiration Date (subject to extension), (ii) the Extended Expiration Date, (iii) the Early Extended Expiration Date, (iv) a Cancellation Date or (v) a Delisting Date, or for which the Warrant Agent has received an Exercise Notice in proper form but with respect to which timely delivery of the relevant Warrants has not been made, will be deemed automatically exercised on such date without any requirement of an Exercise Notice to the Warrant Agent.

                  Subject to the terms of the Warrant Agreement, all exercises of Warrants (except in the case of automatic exercise of Warrants) shall be subject, at the Company's option, to the limitation that not more than 250,000 Warrants in total may be exercised on any Exercise Date and not more than 100,000 Warrants may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date.

                  Prior to due presentment for registration of transfer, the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent, may deem and treat the registered owner hereof as the absolute owner of the Warrants evidenced hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose whatsoever, and as the person entitled to exercise the rights represented by the Warrants evidenced hereby, and neither the Company nor the Warrant Agent, nor any agent of the Company or the Warrant Agent, shall be affected by any notice to the contrary.

                  The Warrant Agent shall, in accordance with the Warrant Agreement, from time to time register the transfer of this Global Warrant Certificate in its records (which may be maintained electronically) to be maintained by it for that purpose at the Warrant Agent's Office upon surrender hereof, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder hereof or by the duly appointed legal representative or duly authorized attorney thereof, such signature to be guaranteed by a bank or trust company with a correspondent office in The City of New York or by a member of a national securities exchange. Upon any such registration of transfer, a new Global Warrant Certificate shall be issued to the transferee.

                  Capitalized terms included herein but not defined herein have the meanings assigned thereto in the Warrant Agreement.

                  The Warrant Agreement and the terms of the Warrants are subject to amendment, as provided in the Warrant Agreement.

                  THIS GLOBAL WARRANT CERTIFICATE SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

                  IN WITNESS WHEREOF, Salomon Smith Barney Holdings Inc. has caused this instrument to be duly executed.



Dated: July 22, 1998                     SALOMON SMITH BARNEY HOLDINGS INC.,

                                         By:________________________
                                              Name:
                                              Title:


[Corporate Seal]

Attest:


------------------------
Assistant Secretary


Countersigned for authentication
purposes only as of the date
above written:

CITIBANK, N.A.,
as Warrant Agent,


By: _______________________________
         Authorized Officer

                                                                       EXHIBIT B

                             FORM OF EXERCISE NOTICE


For Warrants Represented by the Global Warrant Certificate
CUSIP No.: 79549B651
Citibank, N.A.
c/o Citicorp Data Distribution Inc.
404 Sette Drive
Paramus, New Jersey 07652
Telephone No.: (201) 262-5445
Facsimile No.: (201) 262-7521

Attention:

                  1. We refer to the Warrant Agreement dated as of July 22, 1998 (the "Warrant Agreement"), among Salomon Smith Barney Holdings Inc. (the "Company"), Citibank, N.A., as Warrant Agent (the "Warrant Agent"), and Smith Barney Inc., as Determination Agent (the "Determination Agent"). On behalf of certain beneficial owners, each of whose Warrants have been, or will be, transferred to the Warrant Agent in accordance with the provisions of the Representations Letter relating to the Warrants, we hereby irrevocably exercise Warrants (the "Tendered Warrants"). We hereby acknowledge that the Warrants being exercised and this Exercise Notice must be received by you by 3:00 P.M., New York City time, on a Business Day in order for the Valuation Date for the Tendered Warrants to be the Business Day following such Business Day and that, if the Warrants being exercised and this Exercise Notice are received by you after 3:00 P.M., New York City time, on a Business Day (or, in the case of Warrants held through Cedel or Euroclear, if the Warrants are not received by 3:00 p.m., New York City time, on the first Business Day following such Business
Day) the Valuation Date of the Tendered Warrants shall be the Business Day next succeeding such Business Day, in each case subject to certain provisions of the Warrant Agreement.

                  2. If you determine that this Exercise Notice has not been duly completed or is not in proper form, this Exercise Notice will be void and of no effect and will be deemed not to have been delivered.

                  3. We hereby direct you to make payment to us of amounts payable to our clients as a result of the exercise of the Warrants hereunder as follows:

                           By cashier's check or an official bank check; By wire transfer to the following U.S. Dollar bank account in the United States:

                           (Minimum payments of $100,000 only)
                           Bank:
                                    Account No.:
                                    ABA Routing No.:
                                    Reference:

                  4. The Tendered Warrants covered hereby [ARE/ARE NOT] subject to the Limit Option.1

                  5. Each client on whose behalf we are exercising Warrants pursuant to this Exercise Notice has certified to us that it is not exercising in excess of 100,000 Warrants on behalf of any beneficial owner or in concert with any other beneficial owner on the date of this Exercise Notice.

                              FOR PARTICIPANTS ONLY

                  6. We hereby certify that we are a Participant of The Depository Trust Company (the "Depository") with the present right to use and receive its services.

                  Capitalized terms used but not defined herein have the meanings assigned thereto in the Warrant Agreement.


Dated:            , 19

                                              NAME OF DEPOSITORY PARTICIPANT
                                              Participant Number

                                              NAME OF EUROCLEAR PARTICIPANT
                                              Participant Number

                                              NAME OF CEDEL PARTICIPANT
                                              Participant Number

                                              By____________________________
                                              Authorized Signature
                                              Address:
                                              Telephone: (   )

--------
1 Separate Exercise Notices shall be submitted with respect to Warrants subject to the Limit Option and Warrants not subject to the Limit Option.

                                                                       EXHIBIT C

                            CONFIRMATION OF EXERCISE


[Name of Depository Participant]
[Name of Euroclear Participant]
[Centrale de Livraison de Valeurs
  Mobilieres S.A.]
[Address]

                  We hereby confirm receipt of your Exercise Notice with respect to _______________ Warrants (the "Tendered Warrants") which were transferred by you to our DTC Participant Account No. 2659. We have found such Notice to be duly completed and in proper form, and we have verified, in the manner provided in the Warrant Agreement (the "Warrant Agreement"), dated as of July 22, 1998, among Salomon Smith Barney Holdings Inc., Citibank, N.A. and Smith Barney Inc., that you are a Depository Participant. The Valuation Date of the Tendered Warrants was the close of business on ____________ in New York City.

                  [As set forth in your Exercise Notice, none of the Warrants covered thereby is subject to the Limit Option. Accordingly, for purposes hereof, all such Warrants shall constitute Tendered Warrants, which number we hereby confirm to be __________________.] [Your Exercise Notice stated that the Warrants covered thereby are subject to the Limit Option. The applicable Initial Index Value for such Warrants is _______ and the Spot Index Value for the date that would otherwise be the Valuation Date for such Warrants is ________________. Such Spot Index Value is not less than the Limit Option Index Value by five or more points. Accordingly, for purposes hereof, all such Warrants shall constitute Tendered Warrants. We hereby confirm the number of such Tendered Warrants to be __________.]

                  We hereby confirm that the aggregate Cash Settlement Value of the Tendered Warrants is $_____________ ($_____ per Warrant), which will be made available to you by wire transfer to the bank account designated in your Exercise Notice for payment on the fifth Business Day following the Valuation Date for such Warrants.

                  Capitalized terms included herein but not defined have the meanings assigned thereto in the Warrant Agreement.

Dated: _____________, 19___

                                       CITIBANK, N.A., as Warrant Agent,


                                       by


                                       Authorized Signature

                               NOTICE OF REJECTION



[Name of Depository Participant]
[Name of Euroclear Participant]
[Centrale de Livraison de Valeurs
  Mobilieres S.A.]
[Address]


Dated: _____________, 19___

         _________You are hereby notified that [the Exercise Notice delivered by you was determined by us not to have been [duly completed] [in proper form]] [such Warrants were not transferred to our DTC Participant Account No. 2659 on a timely basis as provided in the Warrant Agreement] [we did not receive from Euroclear a Euroclear Confirmation that proper delivery of the Warrants to which the Exercise Notice delivered by you relates would be made on a timely basis], as set forth in the Warrant Agreement (the "Warrant Agreement"), dated as of July 22, 1998, among Salomon Smith Barney Holdings Inc., Citibank, N.A. and Smith Barney Inc. Accordingly, we have rejected your Exercise Notice as being unsatisfactory as to form.

                  Capitalized terms included herein but not defined have the meanings assigned thereto in the Warrant Agreement.


                                       CITIBANK, N.A., as Warrant Agent,


                                       by


                                       Authorized Signature

                                                                       EXHIBIT D


                               NOTICE OF REJECTION
                            RELATING TO LIMIT OPTION



[Name of Depository Participant]
[Name of Euroclear Participant]
[Centrale de Livraison de Valeurs
  Mobilieres S.A.]
[Address]

                  We refer to your Exercise Notice dated ____________, 19___, with respect to __________ Warrants that were subject to the Limit Option. The applicable [Initial Index Value] for such Warrants is _____ and the Spot Index Value for the date that would otherwise be the Valuation Date for such Warrants is ______. Such Spot Index Value is less than the Limit Option Index Value for such Warrants by five or more points. Accordingly, we have rejected such Exercise Notice pursuant to the Limit Option.

                  Capitalized terms included herein but not defined have the meanings assigned thereto in the Warrant Agreement, dated as of July 22, 1998, among Salomon Smith Barney Holdings Inc, Citibank, N.A. and Smith Barney Inc.

Dated: ______________, 19___

                                       CITIBANK, N.A., as Warrant Agent,


                                       by


                                       Authorized Signature



                                      D-1